LAZARD FRERES & CO. LLC
      ONE ROCKEFELLER PLAZA
       NEW YORK, N.Y. 20020
           _____________

     TELEPHONE (212) 632-6000                            NEW YORK
     FACSIMILE (212) 632-6060

                                                       June 11, 1995
The Board of Directors
Lotus Development Corporation
55 Cambridge Parkway
Cambridge, MA 02142

Dear Members of the Board:

     We understand that Lotus Development Corporation (the "Company"), International Business Machines Corporation ("IBM") and White Acquisition Corporation ("White") have entered into an agreement and plan of merger dated as of June 11, 1995 (the "Agreement") pursuant to which IBM, through White, will make a tender offer for all of the common stock, par value $.01 per share (the "Common Stock"), of the Company for a price in cash equal to $64.00 per share of Common Stock (the "Offer") and, following consummation of the Offer, White will be merged with the Company (the "Merger" and, together with the Offer, the "Acquisition") and each remaining share of Common Stock will be converted into the right to receive $64.00 in cash.

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be paid in the Acquisition. In connection with this opinion, we have:

     (i) Analyzed certain historical business and financial information relating to the Company and IBM;

     (ii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

     (iii) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and its strategic objectives;

     (iv) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;

     (v) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company, and in other industries generally;

     (vi)   Considered the financial terms of the Agreement;

     (vii) Reviewed the historical stock prices and trading volumes of the Company's common stock; and








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LAZARD FRERES & CO. LLC

     (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the financial and other information provided by the Company, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company.

     Lazard Freres & Co. LLC is acting as financial advisor to the Company in connection with the Acquisition and will receive a fee for our services, a substantial portion of which is payable upon acquisition of beneficial ownership of more than 50% of the Common Stock.

     Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, IBM, White, any stockholders of the Company or IBM or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be paid in the Acquisition, taken as a whole, is fair to the shareholders of the Company (other than IBM and its affiliates) from a financial point of view.

                                             Very truly yours,

                                             LAZARD FRERES & CO. LLC


                                             By /s/ Gerald Rosenfeld
                                                ----------------------
                                                Managing Director